Exhibit 10.3

Execution Version

ADMINISTRATIVE SERVICES AGREEMENT

This Administrative Services Agreement (this “Agreement”) is entered into on, and effective as of, October 25, 2011, and is by and between Chesapeake Oilfield Operating, L.L.C., an Oklahoma limited liability company (the “Company”), and Chesapeake Operating, Inc., an Oklahoma corporation (“COI”). The above-named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.”

WHEREAS, the Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth herein, with respect to certain services and expense obligations of the Parties.

NOW THEREFORE, in consideration of the premises and the covenants, conditions and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Services.

1.1 General. Subject to the provisions of Section 1.6, COI will provide general and administrative services, which shall include use of corporate offices and centralized corporate functions such as legal, accounting, treasury, insurance administration and claims processing, risk management, health, safety and environmental, information technology, human resources, security, payroll, internal audit, tax compliance, engineering and marketing (“G&A Services”) to assist in the administration of the business of the Company and its wholly owned direct and indirect subsidiary companies (together, the “Company Group”).

1.2 Nature of the G&A Services. In general, the G&A Services provided shall be of a type sufficient to allow the Company Group to administrate its businesses in substantially the same manner as such businesses have been historically administrated.

1.3 Charges for G&A Services. In consideration for COI’s performance of the G&A Services, the Company shall reimburse COI for the following overhead expenses related to the G&A Services:

(a) wages, salaries, bonuses and other incentive-based compensation and related payroll taxes of employees of COI who perform G&A Services on behalf of the Company Group, in each case as adjusted to properly reflect the time spent by such COI employees in the performance of such G&A Services;

(b) the cost of all employee benefits, such as 401(k), pension, health insurance, disability insurance, workers’ compensation, and life insurance, if any; and any other employee benefit for which COI incurs costs relating to employees of COI who perform G&A Services on behalf of the Company Group, in each case as adjusted to properly reflect the time spent by such COI employees in the performance of such G&A Services; and

(c) the cost of the Company Group’s use of COI corporate offices, including, but not limited to, computer hardware and software, furniture and fixtures, adjusted to properly reflect such use.

Such overhead expense shall be determined pursuant to the Chesapeake Oilfield Operating Overhead Charges Recognition Policy, a form of which is attached hereto as Exhibit A. Such policy shall be adjusted quarterly and from time to time upon mutual agreement of the Parties.

1.4 Reimbursements and Other Separate Charges. The Company shall also reimburse COI for the following:

(a) insurance premiums, retentions and claims (the “Insurance Reimbursement”) incurred with respect to the Company Group’s business operations and assets. COI may increase the Insurance Reimbursement at any time in accordance with increases in the premiums, retentions, claims or fees payable under the applicable insurance policies with respect to the Company Group’s business operations and assets. If the Company Group acquires or constructs additional assets, COI may increase the Insurance Reimbursement to account for such additional assets, with any such increase to be determined in good faith by COI.

(b) out-of-pocket costs and expenses incurred by COI on behalf of the Company Group, the cost of external and internal audits, transfer agent and registrar fees, legal fees, printing costs, the cost of preparing reports and other similar costs and expenses; and

(c) any other costs and expenses incurred by COI on behalf of the Company Group that are not otherwise covered by the terms of this Agreement.

1.5 Invoices. Within thirty (30) days of the date that COI furnishes the Company with an invoice or report specifying the reimbursable costs incurred by COI under Sections 1.3 and 1.4, the Company shall pay COI the amounts specified in such invoice. COI shall keep accurate and complete records of the reimbursable costs incurred pursuant to Sections 1.3 and 1.4. The Company shall have the right to review the books and records of COI with respect to all costs and expenses payable by the Company to COI pursuant to Sections 1.3 or 1.4, and COI shall provide the Company with access to its relevant books and records at reasonable times following reasonable notice and shall enable the Company to make copies of all relevant documents. Payment by the Company of any invoice shall not constitute a waiver of the Company’s right subsequently to question or contest the amount or correctness of said invoice and to seek reimbursement. In the event the Company disputes any invoice, in whole or in part, the Company shall promptly notify COI of the dispute and shall pay the undisputed portion within the time specified above. The Company and COI shall in good faith endeavor to settle and adjust any disputed amount forthwith.

1.6 Termination and Renewal. This initial term of this Agreement shall be for five (5) years from the date of this Agreement (the “Initial Term”). This Agreement shall thereafter be automatically extended for additional successive one (1) year terms unless either Party gives written notice of termination to the other Party not less than one (1) year prior to the end of any Term (in which event this Agreement shall terminate effective as of the close of the then existing Term). The Initial Term of this Agreement and any additional terms as extended in accordance with this Section 1.6 are collectively referred to in this Agreement as the “Term.”

2. Confidentiality. Each of COI and the Company Group shall hold and shall each cause their respective officers, employees, agents, consultants and advisors to hold, in strict confidence and not to disclose or release without the prior written consent of the other Party, any and all Confidential Information (as defined herein); provided, that the Parties may disclose, or may permit disclosure of, Confidential Information (a) to their respective auditors, attorneys, financial advisors, bankers and other appropriate consultants and advisors who have a need to know such information and are informed of their obligation to hold such information confidential to the same extent as is applicable to the Parties hereto and in respect of whose failure to comply with such obligations, COI or the Company Group, as the case may be, will be responsible or (b) to the extent any member of COI or the Company Group is compelled to disclose any such Confidential Information by judicial or administrative process or, in the opinion of legal counsel, by other requirements of law. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made pursuant to clause (b) above, each Party, as the case may be, shall promptly notify the other Party of the existence of such request or demand and shall provide the other a reasonable opportunity to seek an appropriate protective order or other remedy, which both Parties will cooperate in seeking to obtain. In the event that such appropriate protective order or other remedy is not obtained, the Party whose Confidential Information is required to be disclosed shall or shall cause the other Party to furnish, or cause to be furnished, only that portion of the Confidential Information that is legally required to be disclosed. As used in this Section 2, “Confidential Information” shall mean all proprietary, technical or operational information, data or material of one Party that has been disclosed by COI or its representatives, on the one hand, or the Company Group or its representatives, on the other hand, in written, oral (including by recording), electronic, or visual form to, or otherwise has come into the possession of, the other (except to the extent that such Information can be shown to have been (i) in the public domain through no fault of such Party or (ii) later lawfully acquired from other sources by the Party to which it was furnished; provided, however, in the case of (ii) that such sources did not provide such information in breach of any confidentiality obligations).

3. Miscellaneous.

3.1 Choice of Law; Submission to Jurisdiction. This Agreement shall be subject to and governed by the laws of the State of Oklahoma. Each Party hereby submits to the jurisdiction of the state and federal courts in the State of Oklahoma and to venue in Oklahoma City, Oklahoma.

3.2 Notices. Any notice, demand or communication required or permitted under this Agreement shall be in writing and delivered personally, by reputable courier, or by telecopier, and shall be deemed to have been duly given as of the date and time reflected on the delivery receipt if delivered personally or sent by reputable courier service, or on the automatic telecopier receipt if sent by telecopier, addressed as follows:

If to COI, to:

Chesapeake Operating, Inc.

6100 North Western Avenue

Oklahoma City, Oklahoma 73118

Attention: Jennifer M. Grigsby

Fax: 405-849-9225

If to the Company, to:

Chesapeake Oilfield Operating, L.L.C.

6100 North Western Avenue

Oklahoma City, Oklahoma 73118

Attention: Dave Fisher

Fax: 405-849-9260

A Party may change its address for the purposes of notices hereunder by giving notice to the other Party specifying such changed address in the manner specified in this Section 3.2.

3.3 Further Assurances. The Parties agree to execute such additional instruments, agreements and documents, and to take such other actions, as may be necessary to effect the purposes of this Agreement.

3.4 Agreement. This Agreement constitutes the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.

3.5 Effect of Waiver or Consent. No waiver or consent, express or implied, by any Party to or of any breach or default by any person in the performance by such person of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such person of the same or any other obligations of such person hereunder. Failure on the part of a Party to complain of any act of any person or to declare any other Party in default, irrespective of how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder until the applicable statute of limitations period has run.

3.6 Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of the Parties. Each such instrument shall be reduced to writing and shall be designated on its face an “Amendment” or an “Addendum” to this Agreement.

3.7 Assignment; Third-Party Beneficiaries. No Party shall have the right to assign its rights or obligations under this Agreement without the prior written consent of the other Party. Each of the Parties hereto specifically intends that each entity comprising the Company Group, whether or not a Party to this Agreement, shall be entitled to assert rights and remedies hereunder as third-party beneficiaries hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to any such entity.

3.8 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatory Parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

3.9 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

3.10 Interpretation. In this Agreement, unless a clear contrary intention appears: (a) the singular includes the plural and vice versa; (b) reference to any person means an individual or a corporation, limited liability company, partnership, joint venture, trust, business trust, employee benefit plan, unincorporated organization, association, government agency or political subdivision thereof or other entity, and such person’s successors and assigns but, in the case of a Party, only if such successors and assigns are permitted by this Agreement, and reference to a person in a particular capacity excludes such person in any other capacity; (c) reference to any gender includes each other gender; (d) reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of this Agreement; (e) reference to any Section means such Section of this Agreement, and references in any Section or definition to any clause means such clause of such Section or definition; (f) “hereunder,” “hereof,” “hereto” and words of similar import will be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof or thereof; (g) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; and (h) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding” and “through” means “through and including.”

3.11 Titles and Headings. Section titles and headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.

3.12 Relationship of the Parties. Nothing in this Agreement shall cause any of COI or the Company Group to become members of any other partnership, joint venture, association, syndicate or other entity. Nothing in this Agreement shall cause any member of the Company Group to be considered COI, or vice versa.

3.13 Warranties; Limitation of Liability. COI will provide the G&A Services in the same manner as services similar to the G&A Services are performed for the Company and its subsidiaries (the “Standard of Care”). This Standard of Care will be the sole and exclusive standard of care that will be applied to measure COI’s performance of the G&A Services. EXCEPT AS SET FORTH ABOVE IN THIS SECTION 3.13, COI MAKES NO (AND HEREBY DISCLAIMS AND NEGATES ANY AND ALL) WARRANTIES OR REPRESENTATIONS WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO THE G&A SERVICES. IN NO EVENT WILL COI OR ANY OF ITS AFFILIATES BE LIABLE TO ANY OF THE PERSONS RECEIVING ANY G&A SERVICES OR TO ANY OTHER PERSON FOR ANY EXEMPLARY, PUNITIVE, DIRECT, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR SPECIAL DAMAGES RESULTING FROM ANY ERROR IN THE PERFORMANCE OF SUCH G&A SERVICES REGARDLESS OF WHETHER THE PERSON PROVIDING SUCH G&A SERVICES, ITS AFFILIATES OR OTHERS MAY BE WHOLLY, CONCURRENTLY, PARTIALLY OR SOLELY NEGLIGENT OR OTHERWISE AT FAULT, EXCEPT TO THE EXTENT SUCH EXEMPLARY, PUNITIVE, DIRECT, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR SPECIAL DAMAGES ARE PAID BY THE PARTY INCURRING SUCH DAMAGES TO A PERSON THAT IS NOT A PARTY TO THIS AGREEMENT. THE PROVISIONS OF THIS SECTION 3.13 WILL SURVIVE TERMINATION OF THIS AGREEMENT.

3.14 Binding Effect. This Agreement will be binding upon, and will inure to the benefit of, the Parties and their respective successors, permitted assigns and legal representatives.

3.15 Time of the Essence. Time is of the essence in the performance of this Agreement.

3.16 Delay or Partial Exercise Not Waiver. No failure or delay on the part of any Party to exercise any right or remedy under this Agreement will operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy under this Agreement preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or any related document. The waiver by either Party of a breach of any provisions of this Agreement will not constitute a waiver of a similar breach in the future or of any other breach or nullify the effectiveness of such provision.

3.17 Withholding or Granting of Consent. Unless otherwise provided in this Agreement, each Party may, with respect to any consent or approval that it is entitled to grant pursuant to this Agreement, grant or withhold such consent or approval in its sole and uncontrolled discretion, with or without cause, and subject to such conditions as it shall deem appropriate.

3.18 Laws and Regulations. Notwithstanding any provision of this Agreement to the contrary, no Party shall be required to take any act, or fail to take any act, under this Agreement if the effect thereof would be to cause such Party to be in violation of any applicable law, statute, rule or regulation.

3.19 Negation of Rights. Except as set forth in Section 3.7, the provisions of this Agreement are enforceable solely by the Parties, and no other Person shall have the right, separate and apart from COI and any member of the Company Group, to enforce any provision of this Agreement or to compel any Party to comply with the terms of this Agreement.

3.20 No Recourse Against Officers or Directors. For the avoidance of doubt, the provisions of this Agreement shall not give rise to any right of recourse against any officer or director of COI or any member of the Company Group.

3.21 Signatories Duly Authorized. Each of the signatories to this Agreement represents that he or she is duly authorized to execute this Agreement on behalf of the Party for which he or she is signing and that such signature is sufficient to bind the Party purportedly represented.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on, and effective as of, the date first written above.

CHESAPEAKE OILFIELD OPERATING, L.LC.

By:	/s/ David L. Fisher
David L. Fisher
Chief Administrative Officer

CHESAPEAKE OPERATING, INC.

By:	/s/ Jennifer M. Grigsby
Jennifer M. Grigsby
SVP – Treasurer & Corporate Secretary

Exhibit A

CHESAPEAKE OILFIELD OPERATING

OVERHEAD CHARGES RECOGNITION POLICY

The following documents the general procedures for the allocation of general and administrative shared service overhead expense incurred by Chesapeake Operating, Inc. (“COI”) for and on behalf of Chesapeake Oilfield Operating, L.L.C and its direct and indirect subsidiary companies (collectively, “COO”). Such general and administrative services include Facility, IT, Human Resources, Treasury, Legal, Executive Management, Security, Environmental/Regulatory, Internal Audit and Accounting.

Overhead expense is calculated on a quarterly basis, recorded monthly and allocated as further described below.

Facility

COI allocates COO overhead expense for its usage of COI Oklahoma City facilities. A per employee expense is calculated using all Oklahoma City employees, and this is allocated to all COO employees based at COI Oklahoma City facilities. The allocation expense includes the following: (i) depreciation for buildings, grounds, equipment, furniture, fixtures and other facilities; (ii) property and casualty insurance; and (iii) employee compensation and benefit expenses for employees in corporate communications, graphics, security, fitness, facilities, administrative services, and food services departments.

Human Resources

COI allocates COO overhead expense for services provided to COO by the COI HR department. A per employee cost is calculated using all employees, and this is allocated to all COO employees. The allocation expense includes the following: (i) department employee compensation and benefit expense; (ii) department employee Facility expenses using the per employee expense calculation described above; and (iii) other departmental expenses (i.e. training and seminars).

Information Technology

COI allocates COO overhead expense for services provided to COO by the COI IT department. The IT department provides a detailed cost allocation. This allocation is specific to each department based on actual time and resources utilized for the individual departments. The IT costs allocated to the items below are utilized with no further allocations. The allocation is prepared by IT personnel and reviewed by IT Management prior to submission. The allocation includes the following: (i) department employee compensation and benefit expenses; (ii) depreciation for computer equipment and software; and (iii) other departmental expenses (i.e. hardware/software maintenance and supplies, licensing, and data circuits).

Treasury/Risk Management/Corporate Secretary

COI allocates COO overhead expense for services provided to COO by the COI Treasury, Risk Management and Corporate Secretary department. The department head provides the time percentage for each employee in the department to be allocated to COO. The allocation includes the following: (i) department employee compensation and benefit expense; and (ii) department Facility, IT and HR expense using the per employee expense calculation described above.

Legal

COI allocates COO overhead expense for time spent by COI Legal department employees working on COO matters. The department head provides the time percentage to be allocated to COO. The allocation includes the following: (i) department employee compensation and benefit expense; and (ii) department Facility, IT and HR expense using the per employee expense calculation described above.

Executive Management

COI allocates COO overhead expense for COI executive expenses. Each executive provides a time allocation to COO. The allocation includes the following items: (i) executive compensation and benefit expense; and (ii) executive Facility, HR and IT expense using the per employee expense calculation described above.

Security

COI allocates COO overhead expense for services provided to COO by the COI Security department. The department head provides the time percentage to be allocated to COO. The allocation includes the following: (i) department employee compensation and benefit expense; and (ii) department Facility, HR and IT expense using the per employee expense calculation described above.

Environmental/Regulatory

COI allocates COO overhead expense for services provided to COO by the COI Environmental/Regulatory department. The department head provides the time percentage for each employee in the department to be allocated to COO. Specifically, this department provides advisory services for corporate environmental, health, and safety programs. Also, the department provides regulatory guidance and education. The allocation includes the following: (i) department employee compensation and benefit expense; and (ii) department Facility, HR and IT expense using the per employee expense calculation described above.

Internal Audit

COI allocates COO overhead expense for the COI Internal Audit department’s time spent working on COO matters. The department head provides the time percentage to be allocated to COO. The allocation includes the following: (i) department employee compensation and benefit expense; (ii) department Facility, HR and IT expense using the per employee expense calculation described above; and (iii) departmental expenses (i.e. internal audit and contract services).

Accounting

COI allocates COO overhead expense for COI Accounting department employees that perform services for COO. Accounting employees dedicated to COO are allocated at 100%. Accounting employees not dedicated to COO provide their time percentages to be allocated to COO. The allocation includes the following items: (i) department employee compensation and benefit expense; and (ii) department Facility, HR and IT expense using the per employee expense calculation described above.